EXHIBIT 99.1

For further information, contact:

LINDSAY CORPORATION:	HALLIBURTON INVESTOR RELATIONS:
Jim Raabe	Hala Elsherbini or Geralyn DeBusk
Vice President & Chief Financial Officer	972-458-8000
402-827-6579
Lindsay Corporation Reports Fiscal 2011 Fourth Quarter, Full-Year Results
OMAHA, Neb., October 13, 2011—Lindsay Corporation (NYSE: LNN), a leading provider of irrigation systems and infrastructure products, today announced results for its fourth quarter and full fiscal year ended August 31, 2011.
Fourth Quarter Results
Fourth quarter fiscal 2011 total revenues of $116.1 million increased 33 percent from $87.2 million in the same prior year period. Net earnings were $5.9 million or $0.46 per diluted share compared with $6.0 million or $0.48 per diluted share, in the prior fiscal year’s fourth quarter. Fourth quarter results included approximately $2.6 million of costs and expenses, or $0.13 per diluted share on an after tax basis, relating to the fourth quarter implementation of the new enterprise resource planning system (ERP) and an adverse administrative tax ruling in a foreign business unit.
Total irrigation equipment revenues increased 60 percent to $91.4 million from $57.2 million in the prior fiscal year’s fourth quarter. Domestic irrigation revenues of $47.9 million increased 41 percent, while international irrigation revenues of $43.5 million increased 87 percent as compared to the same prior year period. Infrastructure revenues decreased 18 percent to $24.7 million due to lower sales of Quick-Change Moveable Barrier (QMB) product.
Gross margin was 25.9 percent compared to 29.5 percent in the prior year’s fourth quarter. Total gross margins were lower primarily due to lower revenues of higher-margin QMB product as compared to the same period last year. Irrigation gross margins declined from the same quarter last year due to lower margins realized on international project sales, and incremental spending and factory inefficiencies related to the ERP implementation in the Nebraska-based operations, estimated to be approximately $1.0 million.
Operating expenses were $20.3 million in the quarter compared to $16.0 million in the fourth quarter of the prior fiscal year. The primary elements of the expense increase included $0.6 million of consulting expenses for the ERP implementation, $1.0 million from the foreign tax ruling, and other increases related to higher incentive compensation and inclusion of operating expenses from acquisitions completed in 2010. Operating expenses were 17.5 percent of sales in the fourth quarter of 2011 compared with 18.3 percent of sales in the prior year period. Operating income of $9.8 million increased from $9.7 million in the prior year period.
Cash and cash equivalents of $108.2 million were $24.7 million higher compared with last year, while debt decreased $4.3 million over the same period. Cash uses in the fourth quarter included the acquisition of a company focused on engineering, design and consulting for agricultural irrigation systems, water resource management, and monitoring technologies.
Lindsay’s backlog of unshipped orders at August 31, 2011 was $46.0 million compared with $38.4 million at August 31, 2010 and $43.3 million at May 31, 2011.

Full-Year Results
Total revenues for the fiscal year ended August 31, 2011 were $478.9 million, a 34 percent increase from $358.4 million for the prior year. Total irrigation equipment revenues of $369.9 million increased 43 percent from a year ago, while infrastructure revenues increased 9 percent to $109.0 million. The Company’s operating income for the fiscal year was $56.6 million compared to $37.8 million during the prior year period. Net earnings were $36.8 million or $2.90 per diluted share, as compared to $24.9 million, or $1.98 per diluted share for the prior year period.
Gross margin was 27.1 percent compared to 27.6 percent for the year ended August 31, 2010. Gross margins were lower primarily due to regional sales mix, product mix, and factory inefficiencies resulting from the ERP implementation. Operating expenses were 15.3 percent of sales in fiscal 2011 compared with 17.0 percent of sales in fiscal 2010. The increase in operating expenses for fiscal 2011 was primarily attributable to investments in sales and marketing, higher research and development expenses, acquisitions completed in 2010 along with increased incentive compensation.
On July 18, 2011, Lindsay announced that it had increased its regular quarterly cash dividend by 6 percent to $0.09 per share from $0.085 per share. The new annual indicated rate is $0.36 per share, an increase from the previous annual indicated rate of $0.34 per share.
Outlook
Rick Parod, president and chief executive officer, commented, “Strong sales results in the fourth quarter completed a year in which we saw significant growth in nearly all of our irrigation markets. Our operating margins improved to 11.8 percent for the year from 10.6 percent last year. And while margins in the fourth quarter were lower than a year ago, we completed needed investments in our operating systems.”
Parod added, “Although macro uncertainties exist in many global markets as we enter our fiscal 2012, we are encouraged by positive farmer sentiment and higher commodity prices. While commodity prices will fluctuate, as we have seen most recently, growth drivers of expanded food production and efficient and environmentally friendly water use remain very positive for our business, long-term. In addition, demand for our unique offering of transportation safety products will continue to be driven by population growth and the need for improved road safety.”
Fourth-Quarter Conference Call
Lindsay’s fiscal 2011 fourth quarter investor conference call is scheduled for 11:00 a.m. Eastern Time today. Interested investors may participate in the call by dialing (888) 748-0479 domestically, or (706) 758-9823 internationally, and referring to conference ID #13311397. Additionally, the conference call will be simulcast live on the Internet, and can be accessed via the investor relations section of the Company’s Web site, www.lindsay.com. The Company will have a slide presentation available to augment management’s formal presentation, which will also be accessible via the Company’s Web site.

About the Company
Lindsay manufactures and markets irrigation equipment primarily used in agricultural markets which increase or stabilize crop production while conserving water, energy, and labor. The Company also manufactures and markets infrastructure and road safety products through its wholly owned subsidiaries, Barrier Systems Inc. and Snoline S.P.A. At August 31, 2011, Lindsay had approximately 12.7 million shares outstanding, which are traded on the New York Stock Exchange under the symbol LNN.
For more information regarding Lindsay Corporation, see Lindsay’s Web site at www.lindsay.com. For more information on the Company’s infrastructure products, visit www.barriersystemsinc.com and www.snoline.com.
Concerning Forward-looking Statements
This release contains forward-looking statements that are subject to risks and uncertainties and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that the Company files with the Securities and Exchange Commission. Forward-looking statements include information concerning possible or assumed future results of operations of the Company and those statements preceded by, followed by or including the words “anticipate,” “estimate,” “believe,” “intend,” “expect,” “outlook,” “could,” “may,” “should,” “will,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking information contained in this press release.

Lindsay Corporation and Subsidiaries
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	August 31,	August 31,
($ in thousands, except par values)	2011	2010
ASSETS
Current Assets:
Cash and cash equivalents	$108,167	$83,418
Receivables, net of allowance of $2,340 and $2,244, respectively	79,006	63,629
Inventories, net	49,524	45,296
Deferred income taxes	8,598	6,722
Other current assets	12,398	8,946

Total current assets	257,693	208,011

Property, plant and equipment, net	58,465	57,646
Other intangible assets, net	28,639	27,715
Goodwill, net	30,943	27,395
Other noncurrent assets	5,404	4,714

Total assets	$381,144	$325,481

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$32,153	$26,501
Current portion of long-term debt	4,286	4,286
Other current liabilities	42,880	36,295

Total current liabilities	79,319	67,082

Pension benefits liabilities	6,231	6,400
Long-term debt	4,285	8,571
Deferred income taxes	12,550	10,816
Other noncurrent liabilities	3,094	3,005

Total liabilities	105,479	95,874

Shareholders’ equity:
Preferred stock, ($1 par value, 2,000,000 shares authorized, no shares issued and outstanding)	—	—
Common stock, ($1 par value, 25,000,000 shares authorized, 18,373,549 and 18,184,820 shares issued at August 31, 2011 and 2010, respectively)	18,374	18,185
Capital in excess of stated value	39,058	30,756
Retained earnings	302,732	270,272
Less treasury stock (at cost, 5,698,448 shares at August 31, 2011 and 2010, respectively)	(90,961)	(90,961)
Accumulated other comprehensive income, net	6,462	1,355

Total shareholders’ equity	275,665	229,607

Total liabilities and shareholders’ equity	$381,144	$325,481

Lindsay Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended
	August 31,		Years ended August 31,
(in thousands, except per share amounts)	2011	2010	2011	2010

Operating revenues	$116,110	$87,201	$478,890	$358,440
Cost of operating revenues	86,056	61,489	349,105	259,540

Gross profit	30,054	25,712	129,785	98,900

Operating expenses:
Selling expense	6,984	6,387	27,842	23,070
General and administrative expense	11,018	7,233	34,954	30,196
Engineering and research expense	2,278	2,374	10,403	7,792

Total operating expenses	20,280	15,994	73,199	61,058

Operating income	9,774	9,718	56,586	37,842

Other income (expense):
Interest expense	(171)	(266)	(762)	(1,557)
Interest income	165	137	315	352
Other income (expense), net	9	73	375	145

Earnings before income taxes	9,777	9,662	56,514	36,782

Income tax provision	3,875	3,703	19,712	11,920

Net earnings	$5,902	$5,959	$36,802	$24,862

Basic net earnings per share	$0.47	$0.48	$2.93	$2.00

Diluted net earnings per share	$0.46	$0.48	$2.90	$1.98

Weighted average shares outstanding	12,624	12,486	12,560	12,451
Diluted effect of stock equivalents	113	125	132	134

Weighted average shares outstanding assuming dilution	12,737	12,611	12,692	12,585

Cash dividends per share	$0.090	$0.085	$0.345	$0.325

Lindsay Corporation and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Years Ended August 31,
($ in thousands)	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$36,802	$24,862
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	11,734	10,710
Provision for uncollectible accounts receivable	388	732
Deferred income taxes	(2,828)	(1,500)
Stock-based compensation expense	3,474	2,206
(Gain) loss on disposal of fixed assets	(22)	(519)
Other, net	230	120
Changes in assets and liabilities:
Receivables	(12,626)	(22,294)
Inventories	(1,826)	827
Other current assets	(1,430)	(2,862)
Accounts payable	4,780	6,739
Other current liabilities	8,223	1,388
Current taxes payable	(2,327)	5,287
Other noncurrent assets and liabilities	(1,517)	(1,863)

Net cash provided by operating activities	43,055	23,833

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(8,405)	(5,784)
Proceeds from sale of property, plant and equipment	80	606
Acquisition of business, net of cash acquired	(6,180)	(6,436)
Proceeds from note receivable	—	1,409
(Payment) proceeds for settlement of net investment hedge	(1,119)	518

Net cash used in investing activities	(15,624)	(9,687)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock under stock compensation plans	2,736	549
Principal payments on long-term debt	(4,286)	(12,769)
Net borrowing on revolving line of credit	—	—
Excess tax benefits from stock-based compensation	2,487	76
Dividends paid	(4,342)	(4,051)

Net cash used in financing activities	(3,405)	(16,195)

Effect of exchange rate changes on cash	723	(462)

Net increase (decrease) in cash and cash equivalents	24,749	(2,511)
Cash and cash equivalents, beginning of period	83,418	85,929

Cash and cash equivalents, end of period	$108,167	$83,418

SUPPLEMENTAL CASH FLOW INFORMATION
Income taxes paid	$22,057	$8,368
Interest paid	$860	$1,648